Exhibit 99.2

Sino Payments and Shanghai’s PowerE2E sign MOU

December 5, 2008 (Hong Kong) – Sino Payments, Inc. (NASD OTCBB: CHIJ) is pleased to announce that it has signed a Memorandum of Understanding with PowerE2E for regional cooperation and deployment of the Sino Payments IP transaction processing system throughout Asia.

Under the terms of the agreement, PowerE2E will provide data management and technical support to Sino Payments Global Payment Processing Platform beginning with Pilot projects in Hong Kong and China and may include regional expansion via PowerE2E’s existing site locations in Malaysia, and the Philippines.

PowerE2E will also offer the Sino Payments IP processing system to its’ existing client base after completion of initial pilot projects for 3rd party clients. PowerE2E provides order invoice data processing to some of the world’s largest retail chain store locations in China, Malaysia, Philippines, and Indonesia.

Matthew Mecke, Chairman & CEO of Sino Payments commented “As a result of the extensive footprint of PowerE2E based out of Shanghai with operations in Malaysia, Philippines, and Indonesia and their existing business of providing electronic invoice processing for thousands of companies and major retailers in the region, I am very excited to be working with the PowerE2E team. We believe this partnership is a big win-win for both companies and hope to see additional levels of cooperation into 2009.”

Lim Tai Thong, CEO of PowerE2E commented “Adding the SinoPay offering into our services marks the next step in B2B collaboration with our clients throughout Asia. Our clients can be confident that they can complete their full order-to-cash cycle with the same level of support as they have been used to working with us over the years.”

About Sino Payments, Inc.

Sino Payments is a Nevada incorporated company with offices in Hong Kong. Sino Payments proprietary IP transaction processing system was designed to convert transaction processing systems from old type dial up point of sale systems connected to sophisticated check out terminals to a modern seamless IP transaction process, thereby reducing credit and debit card transaction processing times by half at checkout. Sino Payments Global Payment Processing Platform was built and designed with large Asian multinational retailers in mind so as to deploy the same IP transaction processing capability for all stores spread out throughout the Asia Pacific region.

For more information about Sino Payments, Inc. (Sino Pay), please visit: www.sinopayments.com

About PowerE2E

Established as the leading Retail Merchant eServices Company in China, PowerE2E helps companies in the retail sector (be they retailer or manufacturer) to apply Supply Chain Collaboration best practices. Through strategies built on best of breed technologies and ecommerce expertise, PowerE2E delivers effective B2B ecommerce by designing, developing, and operating services that reduce cost and improve transparency for their customers.

To date, PowerE2E has served over one thousand companies on its’ platform. The company has been operational since September 1999 and now has 36 employees in Shanghai. Its’ shareholders include FMO and private investors.

www.powere2e.com

Contacts:

Sino Payments, Inc.

Matthew Mecke
Chairman & CEO
Tel: 1-203-652-0522
Fax: 1-212-208-3052
mmecke@sinopayments.com

FORWARD-LOOKING-STATEMENT:

Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties, including the effect of changing economic conditions, competition within the credit and security industry, customer acceptance of products and other risks and uncertainties. Such forward-looking statements are not guarantees of performance, and Sino Payments, Inc. results could differ materially from those contained in such statements. These forward-looking statements speak only as of the date of this release, and Sino Payments, Inc. undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.